Filed pursuant to Rule 424(b)(3)

Registration No. 333- 292056

PROSPECTUS

BONK, INC.

909,701 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time in one or more offerings of up to 909,701 shares of our common stock, par value $0.001, by the Selling Stockholders named herein (the “Selling Stockholders”). The shares that may be offered and sold from time to time pursuant to this prospectus include (i) 857,144 shares of common stock issued pursuant to that certain Exchange Agreement (the “July 2025 PIPE Warrants Exchange Agreement”), dated November 7, 2025, by and between the Company and the investors named therein (the “July 2025 Purchasers”); and (ii) 52,557 shares of common stock issuable upon exercise of the common stock purchase warrants (the “Placement Agent Warrants”) issued to Dominari Securities LLC, pursuant to that certain placement agency agreement (the “July 2025 Placement Agency Agreement”), dated July 21, 2025, by and between the Company and Dominari Securities LLC.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares of our common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide additional information about how the Selling Stockholders may sell its shares of common stock in the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “BNKK.” On January 30, 2026, the last reported sale price of our common stock was approximately $3.85 per share.

We are an “emerging growth company” and a “smaller reporting company” each as defined in the federal securities laws, and, as such, we may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Smaller Reporting Company.”

Effective as of 12:01 a.m. Eastern Time on December 11, 2025, the Company amended its Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-35 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this prospectus has been adjusted to give effect to the Reverse Split.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 16.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 3, 2026.

BONK, INC.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our common stock. Before purchasing any common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

All references in this prospectus to the “Company”, “we”, “us”, or “our”, are to Bonk, Inc., a Delaware corporation, and its consolidated subsidiaries unless the context dictates otherwise.

1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements and information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are “forward-looking statements” include any projections of earnings, revenue or other financial items, any statements of the plans, strategies or objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, any statements concerning potential acquisitions, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. In addition, even if results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in industries particularly sensitive to market conditions, such as the seafood industry.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement.

All forward-looking statements attributable to us or to persons acting on our behalf, including any such forward-looking statements made subsequent to the publication of this prospectus, are expressly qualified in their entirety by this cautionary statement.

2

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

Overview

Bonk, Inc. (NASDAQ: BNKK) was formerly known as Safety Shot, Inc., and prior to that, Jupiter Wellness, Inc. In August 2023 the Company acquired certain assets of GBB Drink Lab Inc which included the blood alcohol reduction drink Sure Shot (the “Sure Shot Dietary Supplement”), an over-the-counter drink that can lower blood alcohol content to allow recovery from the effects of alcohol by supporting its metabolism. Concurrently with the purchase, the Company changed its name to Safety Shot, Inc. and changed its NASDAQ trading symbol to SHOT. The Company launched the Sure Shot Dietary Supplement in December 2023.

On January 8, 2025, the Company entered into an Arrangement Agreement on January 7, 2025 (the “Arrangement Agreement”) with Yerbaé Brands Corp. (“Yerbaé”), pursuant to which the Company agreed, among other things, to acquire all of the issued and outstanding common shares of Yerbaé (the “Yerbaé Shares”) in exchange for shares of common stock of Safety Shot (each, a “Safety Shot Share”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). The Arrangement was consummated on June 27, 2025. Yerbaé’s principal subsidiaries are Yerbaé Brands Co. (“Yerbaé USA”) and Yerbaé LLC of which Yerbaé owns 100% interests in, together, “Yerbaé”.

On October 10, 2025, the Company changed its corporate name from Safety Shot, Inc. to Bonk, Inc., following the filing of a Certificate of Amendment with the State of Delaware on October 8, 2025. The name change, which became effective on the Nasdaq Capital Market under the new trading symbols “BNKK” and “BNKKW”, reflects the Company’s strategic repositioning and alignment with the BONK ecosystem and its broader focus on digital asset and decentralized finance initiatives.

Historically, the Company generated revenue through the sale of its Sure Shot dietary supplement and Yerbaé’s plant-based energy beverage products, which were distributed online and through various retail channels. During 2025, the Company began to transition its strategic focus away from beverage sales toward opportunities within the digital asset and decentralized finance sectors. The Company’s current activities are centered on developing, investing in, and participating in projects aligned with the BONK ecosystem and other blockchain-based initiatives.

Recent Developments

Amendment to Third Amended and Restated Certificate of Incorporation

On December 9, 2025, the Company filed a Certificate of Amendment (the “Charter Amendment”) to the Company’s Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.001 par value per share (“Common Stock”), at a rate of 1-for-35 (the “Reverse Stock Split”), effective as of 12:01 a.m. Eastern Time on December 11, 2025.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 184,976,280 shares to 5,285,037 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split. Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share. Pursuant to the Charter Amendment, no fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares will receive cash for each fraction of a share they hold.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on December 11, 2025. The trading symbol for Common Stock remains “BNKK.” The new CUSIP number for Common Stock following the Reverse Stock Split is 48208F303.

Exchange Agreements Relating to July 2025 PIPE Warrants

On November 7, 2025, the Company entered into the July 2025 PIPE Warrants Exchange Agreement by and between the Company and the July 2025 Purchasers. Pursuant to the July 2025 PIPE Warrants Exchange Agreement, the July 2025 Purchasers shall exchange the July 2025 PIPE Warrants (as defined below) held by them for an aggregate of 857,143 shares of common stock. Pursuant to the July 2025 PIPE Warrants Exchange Agreement, 857,144 shares, including minor adjustments, have been issued to the July 2025 Purchasers on December 9, 2025.

Exchange Agreements Relating to the Bigger Warrants

On November 7, 2025, the Company entered into respective Exchange Agreements (the “Bigger Warrants Exchange Agreements”) by and between the Company and each of two accredited investors (the “Investors”). Pursuant to the Bigger Warrants Exchange Agreements, each of the Investors shall exchange the portion of the Bigger Warrants (as defined below) that it held for 46,962 shares of common stock. The shares of common stock issuable pursuant to the Bigger Warrants Exchange Agreements, totaling an aggregate of 93,924 shares, were issued in two separate transactions on November 25, 2025 and November 28, 2025.

3

Nasdaq Letter and Re-compliance

On November 5, 2025, the Company received a letter (the “Letter”) from the staff of the Nasdaq Stock Market Listing Qualifications (“Staff”) that the previously disclosed private placements that the Company entered into on August 8, 2025 and August 29, 2025 (the “Transactions”) together and individually failed to comply with the following Nasdaq Listing Rules (the “Rules”): (i) notification requirements under Listing Rules 5250(b)(1), 5250(e)(2)(B) and 5250(e)(2)(D); (ii) Shareholder Approval requirements under Listing Rules 5635(a) and 5635(b); and (iii) Voting Rights requirements under Listing Rule 5640. The Letter further stated that based on the Company’s corrective actions to amend the Transactions and subsequent disclosures, Staff has determined that the Company has regained compliance with the Rules, and that the matter is closed.

Appointments of Directors

Effective as of November 5, 2025, the Company’s Board of Directors (the “Board”) appointed James McAvity and Stacey Duffy as independent members of the Board to serve until the Company’s 2026 Annual Meeting of Stockholders. Mr. McAvity and Ms. Duffy will receive compensation consistent with the Company’s non-executive directors.

On October 10, 2025, the Board appointed Connor Klein as an independent member of the Board and of the Company’s audit committee to serve until the Company’s 2026 Annual Meeting of Stockholders. Mr. Klein will receive compensation consistent with the Company’s non-executive directors.

On September 5, 2025, the Board appointed Mitchell Rudy as a director to serve until the Company’s 2026 Annual Meeting of Stockholders. Mr. Rudy will receive compensation consistent with the Company’s non-employee directors.

Resignations of Directors

On November 5, 2025, Jordan Schur and Rich Pascucci notified the Board of their decisions to resign from the Board. Messrs. Schur’s and Pascucci’s resignations from the Board were not associated with or attributable to any disagreement with the Company, the Company’s management, or any other member of the Board.

On September 4, 2025, David Long resigned as a director of the Company effective as of such date. Mr. Long’s resignation was not due to any disagreement with the Company or the Board of any matter relating to the Company’s operations, policies or practices.

Increase in Authorized Number of Shares of Common Stock

On October 31, 2025, at the Special Meeting of Stockholders of the Company, the stockholders of the Company approved an amendment (the “Authorized Shares Amendment”) to the Company’s Third Amended and Restated Certificate of Incorporation, to increase the Company’s authorized number of shares of common stock, par value $0.001 per share, from 250,000,000 shares to 1,000,000,000 shares.

On November 4, 2025, the Company filed the Authorized Shares Amendment with the Secretary of State of the State of Delaware, which became effective when filed on November 4, 2025.

Name and Symbol Change

On September 16, 2025, the Board approved the change in the name of the Company to “Bonk, Inc.” (the “Name Change”) and the change in the trading symbol of the Company to “BNKK” on the Nasdaq Capital Market (the “Symbol Change”) to align with its major transformation into a BONK strategy company.

On October 8, 2025, to effectuate the Name Change, the Company filed a Certificate of Amendment of the Certificate of Incorporation of the Company, as amended and restated (the “Charter Amendment”), with the Secretary of State of the State of Delaware.

The Name Change and the Symbol Change took effect on the Nasdaq Capital Market on October 10, 2025.

4

Resignation of Chief Operating Officer

On August 29, 2025, David Sandler resigned as the Chief Operating Officer of the Company effective as of such date. Mr. Sander’s resignation was not due to any disagreement with the Company or the Board of any matter relating to the Company’s operations, policies or practices. As of September 1, 2025, Mr. Sandler began a six-month term as a consultant for the Company.

Registered Direct Offering and Concurrent Private Placement

On August 29, 2025, the Company closed on the transactions contemplated by that certain Securities Purchase Agreement (the “August 2025 Purchase Agreement”), dated as of August 25, 2025, between the Company and the purchasers named therein, pursuant to which the Company agreed to issue, in a registered direct offering, 263,873 shares (the “RD Shares”) of common stock, to the registered direct purchasers (the “RD Investors”) at an offering price of $16.10 per share (the “August 2025 RD Offering”). The gross cash proceeds to the Company in the August 2025 RD Offering were approximately $4,250,000 before deducting offering fees and expenses.

Pursuant to the August 2025 Purchase Agreement, in a concurrent private placement, the Company agreed to sell 1,483,459 shares of common stock (the “PIPE Shares”) to a separate accredited investor (the “PIPE Investor”) at a purchase price of $16.8525 per share (the “August 2025 PIPE Offering” and together with the August 2025 RD Offering, the “August 2025 Offering”). The PIPE Investor agreed to pay the $25 million purchase price for the PIPE Shares in the form of BONK tokens (the “Consideration Tokens”) based on the closing price of BONK tokens at 4:00 PM EDT on August 22, 2025. The Consideration Tokens will be held in the custodian wallet designated and controlled by the board of directors of the Company.

The aggregate gross proceeds to the Company from the concurrent August 2025 RD Offering and August 2025 PIPE Offering, before deducting offering expenses payable by the Company, have a cash value equal to approximately $29,250,000, consisting of approximately $4,250,000 in cash paid by the RD Investors for the RD Shares and $25,000,000 in BONK tokens paid by the PIPE Investor for the PIPE Shares. The Company expects to use the net proceeds from the August 2025 Offering for working capital and general corporate purposes. The August 2025 Offering closed on August 29, 2025, although as of November 20, 2025, the PIPE Shares have not been issued.

Series C Preferred Stock

On August 11, 2025, the Company filed a Certificate of Designation (the “Series C Certificate of Designation”) of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) with the Secretary of State of the State of Delaware. The stated value of the Series C Preferred Stock is $1,000 per share. The Series C Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series C Preferred Stock.

On August 15, 2025, the Company filed an Amended and Restated Certificate of Designation (the “Amended and Restated Series C Certificate of Designation”) of Series C Preferred Stock with the Secretary of State of the State of Delaware, pursuant to which the conversion price for the Series C Preferred Stock was amended and restated from $19.537 to equal $37.835, which dollar figure represents the average Nasdaq Official Closing Price for the five trading days preceding August 9, 2025, with no other changes being made to the designations, rights or preferences of the Series C Preferred Stock.

On October 10, 2025, the Company, upon approval of the Board and the sole holder of the Series C Preferred Stock, filed an Amendment to the Amended and Restated Certificate of Designation of Series C Preferred Stock with the Secretary of State of the State of Delaware (the “Series C Certificate of Designation Amendment”). The Series C Certificate of Designation Amendment adds a “step-down provision” in respect of the rights granted to the holders of Series C Preferred Stock to elect members of the Board.

Securities Purchase Agreement and Revenue Sharing Agreement

On August 8, 2025, the Company entered into a Securities Purchase Agreement (the “Series C Securities Purchase Agreement”) with an institutional investor entity (the “Investor”) for a private investment in public equity of 35,000 shares of the Series C Preferred Stock, convertible into 925,069 shares of common stock, at a conversion price of $37.835 per share of common stock. The 35,000 shares of Series C Preferred Stock are referred to herein as the “SPA Preferred Stock Shares.” The issuance of the SPA Preferred Stock Shares occurred on August 22, 2025.

5

The Investor will pay the $25 million purchase price for the SPA Preferred Stock Shares in the form of BONK tokens (the “Consideration Tokens”), based on a price of BONK tokens determined to be as of August 8, 2025. The Consideration Tokens will be held in the custodian wallet account designated and controlled by the Board.

On August 8, 2025, the Company also entered into a Revenue Sharing Agreement (the “Revenue Sharing Agreement”) with the Investor, pursuant to which the Company agreed to issue 100,000 shares of the Series C Preferred Stock, convertible into 2,643,055 shares of common stock at a conversion price of $37.835 per share of common stock, in exchange for an amount equal to 10% of all gross revenue of LetsBonk.fun in perpetuity. The 100,000 shares of Series C Preferred Stock are referred to herein as the “RSA Preferred Stock Shares,” and the SPA Preferred Stock Shares and the RSA Preferred Stock Shares are collectively referred to herein as the “Preferred Stock Shares.” The issuance of the RSA Preferred Stock Shares occurred on August 22, 2025.

Appointment of Chief Financial Officer

On July 30, 2025, the Board of Directors appointed Markita L. Russel, to serve as Chief Financial Officer of the Company, effective immediately.

On October 3, 2025, the Company entered into an employment agreement with Markita L. Russell. The Employment Agreement is retroactively effective as of June 30, 2025.

Resignation of Chief Financial Officer

On July 25, 2025, Danielle De Rosa resigned as the Chief Financial Officer of the Company effective as of such date. In connection such resignation, the Company and Ms. De Rosa entered into a settlement agreement (the “Settlement Agreement”) dated as of July 25, 2025, whereby the Company will issue 12,143 shares of the Company’s common stock, accelerate the vesting of Ms. De Rosa’s 5,714 stock options, and pay Ms. De Rosa $300,000. As consideration for the Settlement Agreement, the Company shall release and forever discharge Ms. De Rosa, and Ms. De Rosa shall release and forever discharge the Company, against any and all claims, whether known or unknown, that either party has or may have against the other now or in the future. The Settlement Agreement provided Ms. De Rosa seven (7) days after the date of the Settlement Agreement to revoke the Settlement Agreement.

Registered Direct Offering and Concurrent Private Placement

On July 21, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the July 2025 Purchasers, relating to the registered direct offering, pursuant to which on July 24, 2025, the Company issued 656,957 shares of the Company’s common stock at an offering price of $16.135 per share of common stock (the “RD Offering”).

Pursuant to the Purchase Agreement, in a concurrent private placement, the Company sold to the July 2025 Purchasers unregistered warrants (the “July 2025 PIPE Warrants”) to purchase up to an aggregate of 1,313,914 shares of common stock, at a purchase price of $4.375 per July 2025 PIPE Warrant (the “PIPE Offering”). Each July 2025 PIPE Warrant is exercisable for one share of common stock, has an exercise price of $4.375 per share, is immediately exercisable upon issuance, and has a term of exercise equal to five (5) years from the date of issuance.

The aggregate gross proceeds to the Company from both the RD Offering and the PIPE Offering were approximately $16.3 million, before deducting offering expenses payable by the Company. The closing of the RD Offering and the PIPE Offering occurred on July 24, 2025.

6

Pursuant to the placement agency agreement (the “Placement Agency Agreement”) entered into on July 21, 2025 by the Company with Dominari Securities LLC (“Dominari”), the Company has agreed to pay Dominari (i) a cash fee equal to 8.0% of the total gross proceeds from the RD Offering, (ii) a non-accountable expense allowance equal to 1.0% of the total gross proceeds from the RD Offering, and (iii) $150,000 for fees and expenses of Dominari’s legal counsel and other out-of-pocket expenses. In addition, the Company issued to Dominari or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 52,556 shares of common stock at an exercise price equal to $16.135 per share. The Placement Agent Warrants have substantially the same terms as the July 2025 PIPE Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

Series B Preferred Stock

On July 2, 2025, the Company filed a Certificate of Designation (the “Series B Certificate of Designation”) with the Delaware Secretary of State designating, 10,000 shares as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), each with a stated value of $750 per share. The Series B Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series B Preferred Stock.

Transfer of the Bigger Notes and Bigger Warrants and Amendment to Securities Purchase Agreement

On or about June 13, 2025, the Investors purchased the Bigger Notes (as defined below) and Bigger Warrants (as defined below).

On July 2, 2025, the Company executed an Amendment No. 1 to the Securities Purchase Agreement, dated June 13, 2025, by and among the Company, a seller, and the Investors to amend the exercise price of the Bigger Warrants from $15,218 per share to $11.55 per share.

Exchange Agreement Relating to the Bigger Notes

On July 2, 2025, the Company entered into an Exchange Agreement (the “Bigger Notes Exchange Agreement”) by and among the Company and the Investors. Pursuant to the Bigger Notes Exchange Agreement, the parties intended to effect a voluntary security exchange transaction (the “Transaction”) whereby the Investors will exchange the Bigger Notes for an aggregate of 7,212 shares of the Series B Preferred Stock on the closing date of the Transaction. The Transaction closed on July 3, 2025, and the 7,212 shares of the Series B Preferred Stock were issued on August 26, 2025.

Liabilities Settlement Program with Silverback Capital Corporation

On or about May 13, 2025, the Company contracted with the Silverback Capital Corporation (“SCC”) and entered into a liabilities settlement program whereby it is attempting to pay down its debts in exchange for issuing freely trading securities to SCC (the “Liabilities Settlement Program”). The initial claim amount under the Liabilities Settlement Program is $14,580,395.73 (the “Liability Amount”). In exchange for acquiring the Liability Amount, SCC shall be issued freely tradable securities of the Company. The Liability Amount and terms of the Liability Settlement Program shall be submitted to the Court for a Fairness Hearing pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. At the Fairness Hearing, the Court has a right to accept or reject the Liability Amount or the Liability Settlement Program. As a settlement fee, the Company will issue 7,143 freely trading securities of the Company pursuant to the Securities Act of 1933, as amended (the “Settlement Fee Shares”). In addition, the Company will be reserving approximately 657,143 securities of the Company as potential settlement shares (the “Settlement Shares”) to be paid as compensation for SCC acquiring the Liability Amount. The exact number of Settlement Shares is indeterminable as of this date and the Purchase Price shall mean the lower of (i) the Closing Price on the date of the Settlement or (ii) 70 percent multiplied by the average of the three (3) lowest traded prices during the five (5) day trading period preceding the share request inclusive of the day of any share request. The Shares given to SCC and then beneficially owned by SCC, would not result in SCC owning more than 4.99 percent of all such common stock of the Company as would be outstanding on such date, as determined in accordance with Section 16 of the Act and regulations promulgated thereunder. In compliance therewith, the Company agrees to deliver the Shares in one or more tranches and at different time periods. In addition, the amount of shares so reserved may be increased, from time to time, only upon the written instructions of the Company or SCC, provided that in no event shall more than an aggregate of 428,571 Shares be issued pursuant to the Liabilities Settlement Program without the Company first obtaining shareholder approval to issue more than 19.99% of the Company’s outstanding shares 2,173,172.

7

On May 29, 2025, the Company and SCC entered into an Amendment to the Settlement Agreement and Stipulation (the “Amendment to the Settlement Agreement and Stipulation”) to effectuate the following changes: (i) The “CLOSING PRICE” on page two (2) as defined in the Settlement Agreement and Stipulation is hereby amended and shall now mean the Sale Price of the last transaction of the Common Stock completed during the day’s trading session on the Amended Settlement Date on the Principal Market; (ii) The “VALUATION PERIOD” on page three (3) as defined in the Settlement Agreement and Stipulation is hereby amended and shall now be twenty (20) days. The remainder of the provisions of the definition of “VALUATION PERIOD” as contained within the Settlement Agreement and Stipulation shall remain in full force and effect and shall in no way be affected, impaired or invalidated pursuant to this Amendment to Settlement Agreement and Stipulation; (iii) The “Minimum Price Floor” pursuant to the provisions of page fifteen (15)paragraph nine (9) of the Settlement Agreement and Stipulation is hereby amended and as such shall now mean $0.10. The remainder of the provisions of paragraph nine (9) on page fifteen (15) of the Settlement Agreement and Stipulation shall remain in full force and effect and shall in no way be affected, impaired or invalidated pursuant to this Amendment to Settlement Agreement and Stipulation; (iv) Section 3 of the Settlement Agreement and Stipulation is hereby amended to add the following subsection 3(g): “The Company shall issue to SCC 28,571 shares pursuant to Section 3(a)(10) of the Securities Act, as consideration for legal and transaction fees incurred”; (v) Pursuant to the terms, conditions and provisions of the Settlement Agreement and Stipulation, as well as Schedule “A” attached and incorporated therein and the Claim Purchase Agreements and debt instruments attached and annexed thereto and incorporated therein, certain Claims and liabilities have previously been paid by SCC prior to the date of the execution of this Amendment to Settlement Agreement and Stipulation. A schedule of Claims and liabilities previously paid by SCC and the remaining Claims, liabilities and balances thereon is/are attached thereto as Exhibit “C” and incorporated therein. Subject to the terms, conditions and provisions of the Settlement Agreement and Stipulation, this Amendment to Settlement Agreement and Stipulation and the Claim Purchase Agreements, SCC shall remain obligated to pay the remaining amounts as referenced in the attached Exhibit “C” schedule.

Exchange Agreement with Core 4 Capital Corp.

On May 2, 2025, the Company entered into an Exchange Agreement with Core 4 Capital Corp. dated May 2, 2025 (the “Core 4 Exchange Agreement”). Pursuant to the Core 4 Exchange Agreement, Core 4 Capital Corp. (“Core 4”) and the Company agreed to the following: (i) to exchange 220,000 shares of the common stock currently owned by Core 4 for an aggregate of 46,765 shares of the Company’s Series A-1 Preferred Stock, par value $0.001 (the “Series A-1 Preferred Stock”); (ii) to exchange 81,862 warrants to purchase one share of common stock at an exercise price of $31.15 per warrant for 17,401 shares of Series A-2 Preferred Stock, par value $0.001 (the Series A-2 Preferred Stock”), (iii) to exchange 114,286 warrants to purchase one share of common stock at an exercise price of $14.35 per share for 20,650 shares of Series A-3 Preferred Stock, par value $0.001 (the “Series A-3 Preferred Stock”); and (iv) to exchange 71,429 restricted stock units, granted pursuant to that certain Advisory Agreement between the Company and Core 4 dated April 4, 2025, for 15,184 shares of Series A-1 Preferred Stock.

Additionally, Core 4 has agreed that, without the Company’s prior written consent, Core 4 will not (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares issued pursuant to the Core 4 Exchange Agreement; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares issued pursuant to the Exchange Agreement (the “Lock-Up Provisions”) for a period of at least six (6) months. The Core 4 Exchange Agreement contains other customary provisions including representation and warranties for both the Company and Core 4, governing law, and notice.

Stipulation of Settlement with 3i LP

On April 23, 2025, the Company entered into the Stipulation of Settlement with 3i LP as to the filed action against the Company (“3i LP Action”) in the Supreme Court of the State of New York, New York County, bearing Index No. 650196/2024 (the “Stipulation of Settlement”). Pursuant to the terms of the Stipulation of Settlement, as settlement of the 3i LP Action, the Company agreed the issue to 3i LP shares of common stock with a market value of $400,000, such amount measured by the lower of: (i) the closing price on the Nasdaq on the date of filing of the registration statement on Form S-1 registering such shares and (ii) the average closing price for the five trading days preceding the date of filing of such registration statement. Pursuant to the Stipulation of Settlement: (i) the Company agreed to issue such shares of common stock to 3i LP within 21 days of execution of the Stipulation of Settlement; (ii) the Company agreed to use reasonable best efforts to cause the registration of such shares to be effective within 60 days of filing the registration statement; (iii) within ten (10) days of filing of such registration statement, the Company and 3i LP will exchange mutual general releases of all claims by either party against the other, whether known or. Unknown, such releases to be held in escrow by counsel for the parties and released upon effectiveness of the registration statement and registration of the shares of common stock referenced in this paragraph; (iv) upon execution of the Stipulation of Settlement, the parties will notify the New York State Supreme Court of the settlement of claims for the 3i LP Action and request that all activity in the 3i LP Action be stayed for a period of 90 days; and (v) the Company agreed to file a Notice of Discontinuance for the 3i LP Action within ten (10) days of effectiveness of the registration statement.

8

Securities Purchase Agreement with Eleazar Holdings

On February 4, 2025, the Company entered into the Securities Purchase Agreement with Eleazar Holdings (the “Eleazar SPA”). The Eleazar SPA provided for Eleazar’s purchase from the Company of 78,666 shares of common stock and 78,666 warrants, at a price of $12.712 per share of common stock and $2.1 per share of common stock underlying the warrants, for aggregate gross proceeds of $1,165,198.24.

Settlement Agreement with Bigger Capital

On January 20, 2025, the Company entered into the Bigger Settlement Agreement. In exchange for a resolution to all issues and claims that relate to the previously filed action against the Company in the Supreme Court of the State of New York, New York County, Index No. 65018/2024. Pursuant to the Bigger Settlement Agreement, the Company agreed to pay or issue to Bigger Capital the following: (i) pay Bigger Capital $375,000; (ii) issue a secured convertible note in the principal amount of $1.75 million maturing on December 31, 2026 (the “Secured Convertible Bigger Note”); (iii) a convertible note in the principal amount of $3.5 million maturing July 21, 2025 (the “Convertible Bigger Note,” and, together with the Secured Convertible Bigger Note, the “Bigger Notes”); and (iv) 152,368 shares of common stock issuable upon the exercise of common stock purchase warrants to purchase shares of common stock of the Company at an exercise price of $15.218 per share (the “Bigger Warrants”). A significant shareholder of the Company and Bigger Capital entered into a voting agreement in favor of Bigger Capital in addition to the Bigger Settlement Agreement.

The Secured Convertible Bigger Note

The Secured Convertible Bigger Note accrues interest on the unpaid principal amount therein at the rate of nine percent (9%) per annum from January 20, 2025 until the earlier to occur of (i) the date such unpaid principal amount is paid in full, or (ii) the date such unpaid principal amount is converted into shares of the Company’s common stock, in accordance with the terms hereof, and shall be computed on the basis of a 360-day year for the actual number of days elapsed. Interest accruing hereunder shall be paid either in cash or in shares of the common stock.

At the option of its holder, the holder of the Secured Convertible Bigger Note may convert all or any portion of the outstanding principal amount of the Secured Convertible Bigger Note plus accrued and unpaid interest thereon, for a number of shares of common stock of the Company equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of the Secured Convertible Bigger Note plus the accrued and unpaid interest thereon being converted by the Secured Convertible Bigger Note Conversion Price (as defined below) as of the applicable conversion date.

“Secured Convertible Bigger Note Conversion Price” means the lesser of (i) $19.0225 per share and (ii) the closing price of the Company’s common stock, as reflected on Nasdaq.com, immediately preceding the date of Stockholder Approval (as defined below), subject to adjustment as provided in the Secured Convertible Bigger Note.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated under the Secured Convertible Bigger Note and the other Transaction Documents (as defined in the Secured Convertible Bigger Note), including, without limitation, the issuance of all of the shares of common stock issuable thereunder, including in an amount that would, when aggregated with (i) the number of shares issued upon any prior conversions of the Convertible Bigger Note, and (ii) the number of shares issued upon any prior exercises of the Bigger Warrant, exceed 19.99% of the issued and outstanding common stock on January 20, 2025, at a price less than the market value of the Company’s common stock on January 20, 2025.

9

The Convertible Bigger Note

Interest shall accrue on the unpaid principal amount of the Convertible Bigger Note at the rate of nine percent (9%) per annum from January 20, 2025 until the earlier to occur of (i) the date such unpaid principal amount is paid in full, (ii) the date such unpaid principal amount is converted into shares of the Company’s common stock, in accordance with the terms of the Convertible Bigger Note, or (iii) the date the Company otherwise satisfies its Repayment Obligation (as defined in Convertible Bigger Note) in respect of such outstanding principal amount via an Alternative Payment Method (as defined in Convertible Bigger Note).

Upon the maturity date of the Convertible Bigger Note, at the Company’s discretion, the Company will have the option to either (i) repay the Convertible Bigger Note in full including any accrued interest, (ii) issue a $2,000,000 SAFE Note, or (iii) a $4.5 million convertible note bearing a 9% interest rate, maturing on December 31, 2027 (the “Replacement Bigger Note”).

At the option of its holder, the holder of the Convertible Bigger Note may convert all or any portion of the outstanding principal amount of the Convertible Bigger Note plus accrued and unpaid interest thereon, for a number of shares of common stock of the Company equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of the Convertible Bigger Note plus the accrued and unpaid interest thereon being converted by the Convertible Bigger Note Conversion Price (as defined below) as of the applicable conversion date.

“Convertible Bigger Note Conversion Price” means $19.0225 per share, subject to adjustment as provided under the Convertible Bigger Note.

The Bigger Warrants

Pursuant to the Bigger Settlement Agreement, the Company agreed to exchange the 47,144 warrants held by Bigger Capital for a total of 152,368 Bigger Warrants. The Bigger Warrants contain customary adjustment provisions and representation and warranties. The Bigger Warrants are exercisable for a five year period following their issuance date.

Registration Rights

Pursuant to the Bigger Settlement Agreement, the Company shall promptly file a registration statement for shares of the Company’s common stock equal to 150% of the shares initially issuable upon exercise of the Bigger Notes (the “Registrable Bigger Securities”), which filing shall be no later than ten (10) business days after the execution of the Settlement Agreement. The Company shall diligently take all steps necessary for the registration statement to become effective as soon as practicable and shall thereafter maintain the registration statement until the Registrable Bigger Securities are sold. Upon receiving notification from the SEC that either the registration statement relating to the Registrable Bigger Securities have received a “no review” from the SEC or that the SEC has no additional comments to the registration statement, the Company will take all action necessary to ensure that the registration statement has been declared effective within two business days of either such notification.

Amendment to the Bigger Settlement Agreement

On April 1, 2025, the Company entered into the Amendment to the Bigger Settlement Agreement and Mutual Release (“Amendment to Bigger Settlement Agreement”), effective as of January 20, 2025, which provided for the following:

(a) In consideration of Bigger Capital agreeing to not convert the Convertible Bigger Note in the principal prior to July 21, 2025, the Company will pay Bigger Capital ten percent (10%) of the gross proceeds the Company receives (i) from any capital raise (including an at-the market offering and an equity line of credit) consummated or occurring prior to the maturity date of the Convertible Bigger Note (June 30, 2025, and each such capital raise specified in clause (i) of this paragraph, a “pre-maturity Financing”) to pay down the Company’s obligations owed under the Secured Convertible Bigger Note and (ii) from any capital raise (including an at-the market offering and an equity line of credit) consummated or occurring after the maturity date of the Convertible Bigger Note (each such capital raise specified in clause (ii) of this paragraph, a “post-maturity Financing,” and together with any pre-maturity Financing, each, a “Financing”), with the proceeds of any such post-maturity Financing being applied: (x) first, if the Company has satisfied its obligations under the Convertible Bigger Note via an Alternative Payment Method (as defined in the Convertible Bigger Note), to pay down the Company’s obligations owing under the $2 million SAFE or the Replacement Bigger Note to be issued by the Company to Bigger Capital in connection with such Alternative Payment Method, as applicable, until the Company’s obligations under such SAFE or Convertible Bigger Note are paid in full, and (y) second, to the Company’s obligations owing under the Secured Convertible Bigger Note, until the Company’s obligations under the Secured Note are paid in full.

10

The Company agreed to pay Bigger capital any proceeds to which Bigger Capital is entitled pursuant to the immediately preceding paragraph within 2 business days of the Company’s actual receipt thereof and that such proceeds shall be applied to payment of the Company’s obligations under the applicable instrument, first to accrued unpaid interest thereon, and second to outstanding principal thereof.

(b) Subject to the Company consummating a pre-maturity Financing by April 18, 2025, and provided the Company complies with its obligations under clause (a) above, Bigger Capital agreed to extend the Effectiveness Deadline (as defined in the Bigger Settlement Agreement) of the Registration Statement (as defined in the Bigger Settlement Agreement) from April 5, 2025 to May 2, 2025.

Consulting Agreement with Blue Capital S.A., LLC

On January 18, 2025, the Company entered into a Consulting Agreement with Blue Capital S.A., LLC., a United Arab Emirates limited company (“Blue Capital”) pursuant to which Blue Capital shall provide the Company with services as stated therein, for a period of five (5) year term commencing on February 1, 2025. The Company shall issue to Blue Capital 129,870 options to purchase shares of the Company’s common stock at $15.40 per shares (the “Blue Capital Options”). The Blue Capital Options shall vest in equal quarterly installments such that 64,935 Options shall vest on August 1, 2025, and 64,935 Blue Capital Options shall vest on February 1, 2026.

On February 21, 2025, the Company entered into an amendment to the Blue Capital Consulting Agreement (“Amended Blue Capital Consulting Agreement”). Pursuant to the Amended Blue Capital Consulting Agreement, as further consideration for the services provided by Blue Capital, the Company will issue 14,285 options to purchase common stock at $15.75 per share. Such options will vest in equal six-month installments such that 7,143 options will vest on August 21, 2025, and 7,142 options will vest on February 21, 2026. The Company will also issue 14,285 shares of restricted common stock, which common stock will vest in equal six-month installments such that 7,143 shares will vest on August 21, 2025 and 7,142 shares will vest on February 21, 2026.

January 2025 PIPE Investment

On January 17, 2025, the Company entered into a Securities Purchase Agreement with one accredited investor for the purchase of 65,068 shares for gross proceeds of $1,000,000 at a price of $15.3685 per share, which reflects a 20% discount from the closing price of the common stock on January 14, 2025.

Settlement Agreement with Intracoastal Capital, LLC

On January 14, 2025, the Company entered into the Intracoastal Settlement Agreement with Intracoastal Capital. In exchange for a resolution to all issues and claims that relate to the previously filed action against the Company in the Supreme Court of the State of New York, New York County, Index No. 655967/2023. Pursuant to the Intracoastal Settlement Agreement, the Company agreed to issue to Intracoastal Capital the following: (i) shares of the Company’s common stock with a value of $875,000, as set forth below (the “Intracoastal Settlement Shares”) and (ii) a settlement payment of $175,000. The number of Intracoastal Settlement Shares shall be the greater of the Initial Share Amount (as defined below) or the Adjusted Share Amount (as defined below).

“Adjusted Share Price” means the lesser of (i) the volume weighted average price of the Company on the five trading days prior to the day that the registration statement registering the Intracoastal Settlement Shares becomes effective or (ii) the closing price for the Company on the day prior to such registration statement becomes effective. In such event, the Company shall deliver within two (2) business days additional shares of common stock so that Intracoastal Capital receives, in total, an amount equal to 875,000 divided by the Adjusted Share Price.

11

“Initial Share Amount” means an amount equal to 875,000 divided by the Initial Share Price. The Initial Share Amount shall be subject to adjustment if the Adjusted Share Price is lower than the Initial Share Price.

“Initial Share Price” means the lesser of the volume weighted average price for the Company, as reported on the Nasdaq, on the five trading days prior to the execution of the Intracoastal Settlement Agreement, or (ii) the closing price of the Company, as reported on the Nasdaq on the day prior to the execution of the Intracoastal Settlement Agreement.

Arrangement Agreement with Yerbae Brands Corp.

On January 7, 2025, the Company entered into a definitive Arrangement Agreement (the “Arrangement Agreement”) with Yerbaé Brands Corp., (“Yerbaé”), a corporation organized under the laws of the Province of British Columbia, pursuant to which, among other things, the Company will acquire all of the issued and outstanding common shares of Yerbaé (the “Arrangement”). The Arrangement will be implemented by way of a plan of arrangement (the “Plan of Arrangement”) in accordance with the Business Corporations Act (British Columbia) and is subject to approval by the Supreme Court of British Columbia (the “Court”), the stockholders of the Company and the shareholders of Yerbaé, among other customary closing conditions for a transaction of this nature and size. The Arrangement was consummated on June 27, 2025.

Consideration

On the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, at the effective time of the Arrangement (the “Effective Time”) all of the common shares of Yerbaé then issued and outstanding immediately prior to the Effective Time (including the common shares of Yerbaé to be issued on the settlement of all of the performance share units and restricted share units of Yerbaé, which will be settled immediately prior to the Effective Time) will be acquired by the Company in consideration for the right to receive an aggregate of 20,000,000 shares of common stock of the Company (collectively, the “Consideration Shares”). Each option (each a “Replaced Option”) to purchase common shares of Yerbaé outstanding immediately prior to the Effective Time (whether or not vested) will be deemed to be exchanged for an option (“Replacement Option”) entitling the holder to purchase shares of common stock of the Company. The number of shares of common stock of the Company underlying each Replacement Option will equal the number of common shares of Yerbaé underlying the corresponding Replaced Option multiplied by the exchange ratio. The exercise price of each Replacement Option will equal the exercise price of the corresponding Replaced Option divided by the exchange ratio and each Replacement Option will be fully vested. In accordance with the respective terms of Yerbaé’s outstanding warrants and debentures, the terms of each warrant and debenture of Yerbaé will entitle the holder thereof to receive, upon exercise or conversion, as applicable, in substitution for the number of Yerbaé common shares subject to such warrant or debenture, a number of shares of Company common stock. In addition, if the Arrangement is consummated, the Company will pay up to $500,000 of Yerbaé’s transaction expenses.

Representations and Warranties; Covenants

Pursuant to the Arrangement Agreement, each of the Company and Yerbaé made customary representations and warranties for transactions of this type. All of the representations and warranties of the Company and Yerbaé will expire and be terminated at the Effective Time. Each of the Company and Yerbaé have also agreed to be bound by certain covenants that are customary for transactions of this type, including obligations of the parties during the period between the date of the execution of the Arrangement Agreement and the Effective Time (the “Interim Period”) to, in all material respects, conduct their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other party, in each case, subject to certain exceptions and qualifications. The covenants and agreements of the Company and Yerbaé that by their terms are to be performed at or after the Effective Time shall, in each case, survive until fully performed.

Closing Conditions

The respective obligations of each party to consummate the Arrangement are subject to the satisfaction or waiver of certain customary mutual closing conditions, including (i) the issuance of the interim and final orders by the Court with respect to the Arrangement; (ii) the adoption by the requisite Yerbaé shareholders of a resolution approving the Arrangement (the “Yerbaé Shareholder Approval”); (iii) the approval by the requisite Company stockholders of the issuance of the Consideration Shares and an amended and restated equity incentive plan reserving a number of shares of Company common stock equal to no less than 10% of the fully diluted shares of Company common stock issued and outstanding immediately following the Effective Time (the “Company Stockholder Approval”); (iv) the absence of any law or order prohibiting, rendering illegal or permanently enjoining the consummation of the Arrangement; (v) the obtainment of any regulatory approvals required in connection with the Plan of Arrangement, except for such approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on the parties or would not materially impede or delay the completion of the Arrangement; (vi) the approval by the TSX Venture Exchange; (vii) the approval of the listing of the Consideration Shares by Nasdaq; (viii) the exemption of the issuance of the Consideration Shares from the registration requirements of the Securities Act, pursuant to Section 3(a)(10) thereof; (ix) that the representations of the other party in the Arrangement Agreement are true and correct as of the date of the Arrangement Agreement and the Effective Time (subject to certain materiality qualifiers) and (x) that the other party will have complied in all material respects with its covenants in the Arrangement Agreement.

12

Additionally, the obligation of the Company to consummate the Arrangement is subject to the satisfaction or waiver of the following conditions, among others: (i) that there will not have occurred during the Interim Period any material adverse effect with respect to Yerbaé; (ii) that the Company shall have received support agreements from certain shareholders of Yerbaé representing not less than 40.1% of the issued and outstanding common shares of Yerbaé (collectively, the “Supporting Yerbaé Shareholders”) no later than 30 days following the date of the Arrangement Agreement (and such shareholders shall not have breached their obligations or covenants thereunder in any material respect as of the Effective Time); and (iii) that the Yerbaé shareholders shall have not validly exercised and not withdrawn dissent rights with respect to more than 5% of the common shares of Yerbaé then outstanding.

The obligation of Yerbaé to consummate the Arrangement is also conditioned upon (i) the Company appointing Todd Gibson to the board of directors of the Company as of the Effective Time and (ii) that there will not have occurred during the Interim Period any material adverse effect with respect to the Company.

Notice of Nasdaq Listing Deficiency

On January 2, 2025, the Company received a notice from The Nasdaq Stock Exchange (“Nasdaq”) that the closing bid price for our common stock had been below $1.00 per share for the previous 30 consecutive days, and that we are therefore not in compliance with the minimum bid price requirement for continued inclusion on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). Nasdaq’s notice has no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market.

On July 9, 2025, the Company received a notification (the “Extension Notice”) from Nasdaq informing the Company that Nasdaq has granted the Company an additional 180 calendar days to regain compliance with the minimum closing bid price requirement under the Rule for continued listing on Nasdaq. The Extension Notice has no immediate effect on the listing of the Company’s common stock. In connection with its request for an extension, the Company stated that it intends to cure its bid price deficiency during such additional 180-day period, by effecting a reverse stock split, if necessary.

The Extension Notice indicates that we will have 180 calendar days, until December 29, 2025, to regain compliance with this requirement. We can regain compliance with the $1.00 minimum bid listing requirement if the closing bid price of our common stock is at least $1.00 per share for a minimum of ten (10) consecutive business days during the 180-day compliance period.

If at any time before December 29, 2025, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide written confirmation that the Company has achieved compliance with the Rule. The Company intends to continue actively monitoring the bid price for its common stock between now and December 29, 2025, and will consider available options to resolve the deficiency and regain compliance with the Rule, including a reverse stock split if necessary. If the Company does not regain compliance within the additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq Hearings Panel. There is no assurance, however, that the Company will regain compliance.

13

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the federal securities laws. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	the requirement that we provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
●	reduced disclosure about our executive compensation arrangements;
●	an exemption from the requirement that we hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and
●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold securities.

Implications of Being a Smaller Reporting Company

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”); (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Properties

Currently, we do not own any real property. We rent office space at 18801 N Thompson Peak Pkwy Ste 380, Scottsdale, AZ 85255. The Company entered into the office lease effective October 5, 2022, which has a primary term of the lease of 40 months with one renewal option for an additional 36 months.

14

THE RESALE OFFERING

Common stock outstanding	5,299,322 shares. (1)

Common stock being offered	909,701 shares of common stock, including (i) 857,144 shares of common stock issued pursuant to that certain Exchange Agreement (the “July 2025 PIPE Warrants Exchange Agreement”), dated November 7, 2025, by and between the Company and the investors named therein (the “July 2025 Purchasers”); and (ii) 52,557 shares of common stock issuable upon exercise of the common stock purchase warrants (the “Placement Agent Warrants”) issued to Dominari Securities LLC, pursuant to that certain placement agency agreement, dated July 21, 2025 (the “July 2025 Placement Agency Agreement”), by and between the Company and Dominari Securities LLC.

Use of proceeds	We will not receive any proceeds from the Selling Stockholders’ resale of the registered shares.

Nasdaq symbols	Our common stock is listed on the Nasdaq Capital Market under the symbol “BNKK”.

Risk factors	You should carefully consider the information set forth in this prospectus.

(1)	As of November 20, 2025. This number excludes 225,886 stock options and 829,745 warrants held by beneficial owners as of November 20, 2025.

15

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024, which section is incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other risks not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our shares of common stock could decline.

Risks Related to Our Securities and Other Risks

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stockless attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and results in increased costs to us and could have a negative effect on our results of operations, financial condition or business. As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

16

Our management has limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

We only became a public company in October 2020. The management team is responsible for the operations and reporting of the Company. The requirements of operating as a public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cashflow and financial condition after we commence operations.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expense and significant management time and attention.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority stockholders to effect certain corporate actions.

At November 20, 2025, our officers and directors beneficially own approximately 41.6% voting power of our issued and outstanding voting securities. As a result, they possess significant influence over our elections and votes. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends on our common stock in the foreseeable future.

Our Third Amended and Restated Certificate of Incorporation contains an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Third Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, New York shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s shareholders or (c) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. This provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims. This provision does not apply to actions arising under the Exchange Act or Securities Act.

17

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of a substantial number of additional shares of our common or preferred stock, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Anti-takeover provisions in the Company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

The Company’s certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Furthermore, the Board of Directors has the ability to increase the size of the Board and fill newly created vacancies without stockholder approval. These provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

Our common stock may become subject to the SEC’s penny stock rules and accordingly, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	Make a special written suitability determination for the purchaser;
●	Receive the purchaser’s prior written agreement to the transaction;
●	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
●	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Although our common stock is not currently subject to these rules, if it were to become subject to such rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

18

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the Selling Stockholders and we will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholders under this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends on our capital stock to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MARKET INFORMATION

Our common stock is currently listed on Nasdaq under the symbol “BNKK”. As of November 20, 2025, there were 1,313 holders of record of our common stock. The actual number of stockholders of our common stock is greater than the number of record holders and includes holders of our common stock whose shares of common stock are held in street name by brokers and other nominees.

19

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group beneficially owning more than 5% of any class of voting securities; (ii) each of our directors and named executive officers; and (iii) all executive officers and directors as a group, as of November 20, 2025. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. Pursuant to such rules, we deemed outstanding shares of common stock subject to any convertible security, warrant, option or other right held by that person that are convertible or exercisable currently or within 60 days from November 20, 2025. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. More than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed stockholders is c/o Bonk, Inc., 18801 N Thompson Peak Pkwy Ste 380, Scottsdale, AZ 85255.

The calculation of percentage of beneficial ownership is based on 5,299,322 shares of our common stock, 39,933 shares of Series A Preferred Stock, 1,813 shares of Series B Preferred Stock, and 135,000 shares of Series C Preferred Stock that were outstanding as of November 20, 2025, as adjusted to reflect the Company’s 1 for 35 reverse stock split on December 11, 2025.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Class	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Class	Number of Shares of Series B Preferred Stock Beneficially Owned	Percentage of Class	Number of Shares of Series C Preferred Stock Beneficially Owned	Percentage of Class	Total Voting Power
Executive Officers and Directors
Jarrett Boon, Chief Executive Officer and Director (1)	220,486	4.1%	-	-	-	-	-	-	2.2%
Markita Russell, Chief Financial Officer (2)	19,286	*	-	-	-	-	-	-	*
John Gulyas, Executive Chairman and Director (3)	219,076	4.1%	-	-	-	-	-	-	2.2%
Jordan Schur, President and Former Director (4)	131,429	2.5%	-	-	-	-	-	-	1.3%
Christopher Marc Melton, Director (5)	19,457	*	-	-	-	-	-	-	*
Mitchell Rudy, Director (6)	3,568,125	40.2%	-	-	-	-	135,000	100%	35.5%
Connor Klein, Director	-	-	-	-	-	-	-	-	-
James McAvity, Director	-	-	-	-	-	-	-	-	-
Stacey Duffy, Director	-	-	-	-	-	-	-	-	-
All current executive officers and directors as a group (9 persons)	4,177,858	51.6%	-	-	-	-	135,000	100%	41.6%

Other 5% Beneficial Owner
American Ventures Series XII SHOT (7)	619,151	10.5%	-	-	-	-	-	-	6.2%
Core 4 Capital Corp. (8)	352,989	6.4%	39,933	100%	-	-	-	-	3.5%
Fried LLC (9)	114,265	2.1%	-	-	1,813	100%	-	-	1.1%
Lucky Dog Holdings (10)	3,568,125	40.2%	-	-	-	-	135,000	100%	35.5%

*	Less than 1%.

20

(1) Includes 92,857 shares of common stock issuable upon exercise of options.

(2) Includes 9,286 shares of common stock issuable upon exercise of options.

(3) Includes 91,429 shares of common stock issuable upon exercise of options.

(4) Includes 30,000 shares of common stock issuable upon exercise of options.

(5) Includes 2,314 shares of common stock issuable upon exercise of options.

(6) The two common stock columns include 3,568,125 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Lucky Dog Holdings (“Lucky Dog”) and exclude 1,483,459 shares of common stock to be issued to Lucky Dog pursuant to the Securities Purchase Agreement, dated August 25, 2025, between the Company and the purchasers named therein. The two Series C Preferred Stock columns include 135,000 shares of Series C Preferred Stock held by Lucky Dog. Mitchell Rudy has investment control of and is a Director of Lucky Dog.

(7) Includes 619,151 shares of common stock issuable upon exercise of the warrants issued to American Ventures Series XII SHOT pursuant to the Securities Purchase Agreement, dated July 22, 2025, between the Company and the purchasers named therein. Eric Newman has investment control of and is the Investment Manager of American Ventures Series XII SHOT. The address of American Ventures Series XII SHOT is 725 Fifth Ave., 23rd Fl., New York, NY 10022.

(8) The two common stock columns include 194,767 shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by Core 4 Capital Corp. Joel Schur has investment control of and is Chairman of Core 4 Capital Corp. The address of Core 4 Capital Corp. is 399 Knollwood Rd., #203, White Plains, NY 10603.

(9) The two common stock columns include 114,265 shares of common stock issuable upon conversion of shares of Series B Preferred Stock held by Fried LLC (subject to a 4.99% beneficial ownership blocker). Jordan Fried has investment control of and is a manager of Fried LLC. The address of Fried LLC is 151 Calle San Francisco, San Juan, PR 00901.

(10) The two common stock columns include 3,568,125 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Lucky Dog and exclude 1,483,459 shares of common stock to be issued to Lucky Dog pursuant to the Securities Purchase Agreement, dated August 25, 2025, between the Company and the purchasers named therein. Mitchell Rudy has investment control of and is a Director of Lucky Dog.

21

SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the Selling Stockholders to offer these shares for resale from time to time.

This prospectus relates to the offering and resale by the Selling Stockholders of up to 909,701 shares of common stock, including (i) 857,144 shares of common stock issued pursuant to the July 2025 PIPE Warrants Exchange Agreement, dated November 7, 2025, by and between the Company and the July 2025 Purchasers; and (ii) 52,557 shares of common stock issuable upon exercise of the Placement Agent Warrants issued to Dominari Securities LLC, pursuant to the July 2025 Placement Agency Agreement, dated July 21, 2025, by and between the Company and Dominari Securities LLC.

On July 21, 2025, the Company entered into the Purchase Agreement with the July 2025 Purchasers pursuant to which the Company sold to the July 2025 Purchasers the July 2025 PIPE Warrants to purchase up to an aggregate of 1,313,914 shares of common stock at a purchase price of $0.125 per July 2025 PIPE Warrant. Each July 2025 PIPE Warrant is exercisable for one share of common stock, has an exercise price of $0.461 per share, is immediately exercisable upon issuance, and has a term of exercise equal to five (5) years from the date of issuance.

On July 21, 2025, the Company entered into the July 2025 Placement Agency Agreement with Dominari Securities LLC (“Dominari”), pursuant to which the Company has agreed to issue to Dominari or its designees the Placement Agent Warrants to purchase up to an aggregate of 52,557 shares of common stock at an exercise price equal to $0.461 per share. The Placement Agent Warrants have substantially the same terms as the July 2025 PIPE Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

On November 7, 2025, the Company entered into the July 2025 PIPE Warrants Exchange Agreement by and between the Company and the July 2025 Purchasers. Pursuant to the July 2025 PIPE Warrants Exchange Agreement, the July 2025 Purchasers shall exchange the July 2025 PIPE Warrants held by them for an aggregate of 857,143 shares of common stock. Pursuant to the July 2025 PIPE Warrants Exchange Agreement, 857,144 shares, including minor adjustments, have been issued to the July 2025 Purchasers on December 9, 2025.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of common stock, as of the date hereof. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

22

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)	Percentage of shares of Common Stock Owned After the Offering (2)
American Ventures Series XII SHOT (3)	403,909	(3)	403,909	-	-
Jordan Fried (4)	285,680	(4)	161,725	123,954	2.3%
Tristan Chaudry (5)	285,680	(5)	161,725	123,954	2.3%
Jasminder Singh (6)	42,852	(6)	24,259	18,593	*
Don Nitti (7)	28,787	(7)	20,216	8,571	*
Ross Carmel (8)	2,022	(8)	2,022	-	-
Joseph Lucosky (9)	3,571	(9)	2,022	1,549	*
Jen Wool-Cottone (10)	16,981	(10)	16,981	-	-
Fred Wool (11)	16,981	(11)	16,981	-	-
Jay Yu (12)	16,981	(12)	16,981	-	-
Guilford Enterprises Limited (13)	12,129	(13)	12,129	-	-
Rubicon X LLC (14)	4,852	(14)	4,852	-	-
Eunjeung Yu (15)	6,873	(15)	6,873	-	-
Oksoo Park (16)	2,426	(16)	2,426	-	-
Importing Exporting LLC (17)	4,043	(17)	4,043	-	-
Dominari Securities LLC (18)	52,557	(18)	52,557	-	-

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This column assumes the sales of the 857,144 shares of common stock issued pursuant to the July 2025 PIPE Warrants Exchange Agreement and the 52,557 shares of common stock issuable upon exercise of the Placement Agent Warrants.

(2)	The percentages are based on 5,299,322 shares of common stock outstanding as of November 20, 2025 and assume that the Selling Stockholders sell all of their shares of common stock offered by this prospectus.

(3)	Consists of 403,909 shares of common stock offered hereby. American Ventures Series XII SHOT’s principal business is that of a private investor. Eric Newman is the manager of American Ventures Series XII SHOT and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by this Selling Stockholder. Eric Newman disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by this Selling Stockholder. The address of American Ventures Series XII SHOT is 110 Front Street, Suite 300, Jupiter, FL 33477.

(4)	Consists of (i) 123,954 shares of common stock; and (ii) 161,725 shares of common stock offered hereby. The address of Jordan Fried is 151 Calle de San Francisco, San Juan Puerto Rico 00901.

(5)	Consists of (i) 123,954 shares of common stock; and (ii) 161,725 shares of common stock offered hereby. The address of Tristan Chaudry is 851 NE 1st Ave, Unit 703 Miami FL 33132.

(6)	Consists of (i) 18,593 shares of common stock; and (ii) 24,259 shares of common stock offered hereby. The address of Jasminder Singh is 27 Juno Road, Tiburon, CA 94920-1346.

(7)	Consists of (i) 8,571 shares of common stock; and (ii) 20,216 shares of common stock offered hereby. The address of Don Nitti is 1011 Grist Mill Circle, Roslyn, NY 11576.

(8)	Consists of 2,022 shares of common stock offered hereby. The address of Ross Carmel is 215 Navajo Ct, Morganville, NJ 07751-4617.

23

(9)	Consists of (i) 1,549 shares of common stock; and (ii) 2,022 shares of common stock offered hereby. The address of Joseph Lucosky is 12 Utopia Drive, Colts Neck Twp, NJ 07722.

(10)	Consists of 16,981 shares of common stock offered hereby. The address of Jen Wool-Cottone is 24 Teal Drive, Fairport, NY 14450-9572.

(11)	Consists of 16,981 shares of common stock offered hereby. The address of Fred Wool is 38 Kings Lacey Way, Fairport, NY 14450.

(12)	Consists of 16,981 shares of common stock offered hereby. The address of Jay Yu is 462 West 58th St. 1F, New York, NY 10019.

(13)	Consists of 12,129 shares of common stock offered hereby. Jinpyung Yoo is the Chief Executive Officer of Guilford Enterprises Limited and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by this Selling Stockholder. Jinpyung Yoo disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by this Selling Stockholder. The address of Guilford Enterprises Limited is 433 Plaza Real, Ste 275, Boca Raton, FL 33432.

(14)	Consists of 4,852 shares of common stock offered hereby. Jinpyung Yoo is the Chief Executive Officer of Rubicon X LLC and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by this Selling Stockholder. Jinpyung Yoo disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by this Selling Stockholder. The address of Rubicon X LLC is 433 Plaza Real, Ste 275, Boca Raton, FL 33432-3999.

(15)	Consists of 6,873 shares of common stock offered hereby. The address of Eunjeung Yu is Kumho Apt 104-Dong #1706, Pilmun-Daero 12-7, Republic of Korea.

(16)	Consists of 2,426 shares of common stock offered hereby. The address of Oksoo Park is 103-1103, 42 Donpyeonje Gil, Gurye Eup, Gurye Gun, Republic of Korea.

(17)	Consists of 4,043 shares of common stock offered hereby. Josh Shipley is the Chief Operating Officer of Importing Exporting LLC and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by this Selling Stockholder. Josh Shipley disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by this Selling Stockholder. The address of Importing Exporting LLC is 154 Clinton Rd, New Hartford, NY 13413-5302.

(18)	Consists of 52,557 shares of common stock issuable upon the full exercise of the Placement Agent Warrants. Dominari Securities LLC is managed by Soo Yu, its Chief Operating Officer, and she is deemed to have beneficial ownership of Dominari Securities LLC. Soo Yu disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by this Selling Stockholder. The business address of Dominari Securities LLC is 725 Fifth Avenue, 23rd Floor, New York, NY 10022.

24

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Common stock outstanding

As of November 20, 2025, there were 5,299,322 shares of our common stock outstanding, as adjusted to reflect the Company’s 1 for 35 reverse stock split on December 11, 2025.

Voting rights

Subject to the rights granted to holders of any preferred stock issued by us, each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively.

Dividend rights

Subject to the rights granted to holders of any preferred stock issued by us, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available.

Rights upon liquidation

Subject to the rights granted to holders of any preferred stock issued by us, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other rights

Holders of our common stock do not have any pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions.

Preferred Stock

Under the terms of our third amended and restated certificate of incorporation, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

25

Series A Preferred Stock

Under the terms of the Certificate of Designation (the “Series A Certificate of Designation”) of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (“Series A Preferred Stock”), the Company is authorized to issue 100,000 shares of Series A Preferred Stock. The Series A Preferred Stock have the following terms and rights:

Dividends. At all times following the issuance of the Series A Preferred Stock, while shares of Series A Preferred Stock are issued and outstanding, holders of Series A Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Series A Certificate of Designation) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Series A Certificate of Designation) are paid on shares of the common stock.

Voting Rights. Subject to certain limitations described in the Series A Certificate of Designation, the Series A Preferred Stock is voting stock. Holders of the Series A Preferred Stock are entitled to vote together with the common stock on an as-if-converted-to-common-stock basis. Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series A Preferred Stock will be entitled to one vote for each whole share of common stock into which their Series A Preferred Stock is then-convertible on all matters submitted to a vote of stockholders.

Liquidation. Upon any liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to common stock pursuant to the terms of the Series A Certificate of Designation immediately prior to such liquidation, without regard to any limitations on conversion set forth in the Series A Certificate of Designation or otherwise.

Conversion. Subject to the limitations set forth in the Series A Certificate of Designation, at the option of the holder, each share of Series A Preferred Stock shall be convertible into a number shares of common stock obtained by dividing the Stated Value ($750.00) of each such share of Series A Preferred Stock by the conversion price of $4.3935 (the “Series A Conversion Price”). The Series A Conversion Price is subject to adjustment, pursuant to Section 7 of the Series A Certificate of Designation, in the event of stock dividends and stock splits, subsequent equity sales, subsequent rights offerings, pro rata distributions, and fundamental transactions.

Series B Preferred Stock

Under the terms of the Certificate of Designation (the “Series B Certificate of Designation”) of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Series B Preferred Stock”), the Company is authorized to issue 10,000 shares of Series B Preferred Stock. The Series B Preferred Stock have the following terms and rights:

Dividends. At all times following the issuance of the Series B Preferred Stock, while shares of Series B Preferred Stock are issued and outstanding, holders of Series B Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Series B Certificate of Designation) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Series B Certificate of Designation) are paid on shares of the common stock.

Voting Rights. Subject to certain limitations described in the Series B Certificate of Designation, the Series B Preferred Stock is voting stock. Holders of the Series B Preferred Stock are entitled to vote together with the common stock on an as-if-converted-to-common-stock basis. Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series B Preferred Stock will be entitled to one vote for each whole share of common stock into which their Series B Preferred Stock is then-convertible on all matters submitted to a vote of stockholders.

26

Liquidation. Upon any liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series B Preferred Stock as if they had been converted to common stock pursuant to the terms of the Series B Certificate of Designation immediately prior to such liquidation, without regard to any limitations on conversion set forth in the Series B Certificate of Designation or otherwise.

Conversion. Subject to the limitations set forth in the Series B Certificate of Designation, at the option of the holder, each share of Series B Preferred Stock shall be convertible into a number shares of common stock obtained by dividing the Stated Value ($750.00) of each such share of Series B Preferred Stock by the conversion price of $11.90 (the “Series B Conversion Price”). The Series B Conversion Price is subject to adjustment, pursuant to Section 7 of the Series B Certificate of Designation, in the event of stock dividends and stock splits, subsequent rights offerings, pro rata distributions, and fundamental transactions.

Series C Preferred Stock

Under the terms of the Amended and Restated Certificate of Designation (the “Amended and Restated Series C Certificate of Designation”) Series C Convertible Preferred Stock (“Series C Preferred Stock”), the Company is authorized to issue 135,000 shares of Series C Preferred Stock. The Series C Preferred Stock have the following terms and rights:

Dividends. At all times following the issuance of the Series C Preferred Stock, while shares of Series C Preferred Stock are issued and outstanding, holders of Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Amended and Restated Series C Certificate of Designation) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock, which shall be made in accordance with the terms of the Amended and Restated Series C Certificate of Designation) are paid on shares of the common stock.

Voting Rights. Subject to certain limitations described in the Amended and Restated Series C Certificate of Designation, the Series C Preferred Stock is voting stock. Holders of the Series C Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series C Preferred Stock are convertible on the basis of a conversion price of $1.00 and vote together with the common stock as a single class. Notwithstanding anything to the contrary herein, the holders of Series C Preferred Stock may not vote any of their shares of Series C Preferred Stock on an “as converted basis” that would be in excess of the Nasdaq Threshold (as defined in the Amended and Restated Series C Certificate of Designation). This restriction shall be of no further force or effect upon a stockholder approval being obtained in compliance with Nasdaq’s stockholder voting requirements.

At all times when the Series C Preferred Stock remains issued and outstanding, (1) the holders of record of the shares of Series C Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect 50% of the directors of the Company; and (2) the holders of record of the shares of common stock and of any other class or series of voting stock, exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of the Company. If the holders of shares of the Series C Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock fill such directorship.

Liquidation. Upon any liquidation, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series C Preferred Stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series C Preferred Stock as if they had been converted to common stock pursuant to the terms of the Amended and Restated Series C Certificate of Designation immediately prior to such liquidation, without regard to any limitations on conversion set forth in the Amended and Restated Series C Certificate of Designation or otherwise.

27

Conversion. Subject to the limitations set forth in the Amended and Restated Series C Certificate of Designation, at the option of the holder, each share of Series C Preferred Stock shall be convertible into a number shares of common stock obtained by dividing the Stated Value ($1,000.00) of each such share of Series C Preferred Stock by the conversion price of $37.835 (the “Series C Conversion Price”). The Series C Conversion Price is subject to adjustment, pursuant to Section 6 of the Amended and Restated Series C Certificate of Designation, in the event of stock splits and subsequent rights offerings. The Series C Preferred Stock cannot be converted in connection therewith that would a) exceed the Conversion Limit (as defined in the Amended and Restated Series C Certificate of Designation) or b) trigger any Nasdaq requirement to obtain a stockholder approval prior to a conversion or any issuance of shares of common stock in connection therewith that would be in excess of the Nasdaq Threshold.

Automatic Rescission. In the event that LetsBonk.fun ceases operations on or prior to the six-month anniversary of the original issuance date of the Series C Preferred Stock, then 50% of the Series C Preferred Stock issued shall be subject to automatic rescission and shall be returned to the Company for cancellation without further action by the holders of Series C Preferred Stock or the Company.

Placement Agent Warrants

On July 24, 2025, the Company issued to Dominari Securities LLC the Placement Agent Warrants to purchase up to an aggregate of 52,557 shares of common stock in relation with the July 2025 Placement Agency Agreement dated July 21, 2025. Each of these warrants is exercisable for one share of common stock, has an exercise price of $16.135 per share, is immediately exercisable upon issuance, and has a term of exercise equal to five (5) years from the date of issuance. The exercise price is subject to adjustment, pursuant to Section 3 of these warrants, in the event of stock dividends and stock splits, subsequent rights offerings, pro rata distributions, and fundamental transactions.

Anti-Takeover Effects

Our third amended and restated certificate of incorporation and amended and restated bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing a party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. The provisions include the items described below.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our third amended and restated certificate of incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our third amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

28

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We currently do not have a policy of directors’ and officers’ liability insurance but intend to obtain such a policy in the near future.

Our amended and restated bylaws, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings shall be called only by: (i) the Board; or (ii) the secretary of the Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in our bylaws.

Election and Removal of Directors

Our Board is elected annually by our stockholders. The number of directors that shall constitute the whole Board shall not be less than three (3) nor more than seven (7) directors.

Directors are elected by a plurality of the votes of shares of our capital stock present in person or represented by proxy at a meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

29

Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of more than 50% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our third amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

At all times when the Series C Preferred Stock remains issued and outstanding, (1) the holders of record of the shares of Series C Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect 50% of the directors of the Company; and (2) the holders of record of the shares of common stock and of any other class or series of voting stock, exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of the Company. If the holders of shares of the Series C Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock fill such directorship.

Amendments to Our Governing Documents

The affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Five, Seven, and Eight of our Third Amended and Restated Certificate of Incorporation.

Our amended and restated bylaws may be amended or repealed and new bylaws may be adopted by the stockholders and/or the Board. Any bylaws adopted, amended or repealed by the Board may be amended or repealed by the stockholders.

Listing

Our common stock is listed on Nasdaq under the symbol “BNKK”.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock offered in this Offering is ClearTrust, LLC.

30

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

31

LEGAL MATTERS

Certain legal matters related to the securities offered by this prospectus will be passed upon on our behalf by Lucosky Brookman LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our financial statements as of December 31, 2024 and 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of M&K CPAs, PLLC (“M&K”), an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “SEC Filings” at https://www.safetyshotofficial.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

32

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 (our “Annual Report”), filed with the SEC on March 28, 2025;

●	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 15, 2025, August 14, 2025, and November 19, 2025, respectively;

●	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC January 3, 2025, January 8, 2025, January 10, 2025, January 10, 2025, January 21, 2025, January 22, 2025, January 23, 2025, January 24, 2025, January 31, 2025, February 3, 2025, February 4, 2025, February 7, 2025, February 10, 2025, February 24, 2025, February 26, 2025, February 28, 2025, March 4, 2025, March 19, 2025, March 31, 2025, April 4, 2025, April 10, 2025, May 7, 2025, May 15, 2025, May 23, 2025, May 27, 2025, May 28, 2025, May 29, 2025, June 3, 2025, June 4, 2025, June 13, 2025, June 16, 2025, June 20, 2025, June 23, 2025, June 27, 2025, June 30, 2025, July 2, 2025, July 9, 2025, July 9, 2025, July 15, 2025, July 17, 2025, July 24, 2025, July 31, 2025, August 5, 2025, August 14, 2025, August 19, 2025, August 29, 2025, September 4, 2025, September 9, 2025, October 8, 2025, October 14, 2025, October 16, 2025, November 4, 2025, November 6, 2025, November 7, 2025, December 12, 2025, December 29, 2025, January 5, 2026, and January 14, 2026;

●	Our Preliminary and Definitive Proxy Statements on Schedule 14A, filed with the SEC on April 10, 2025 and May 6, 2025;

●	Our Preliminary and Definitive Proxy Statements on Schedule 14A, filed with the SEC on August 29, 2025, September 26, 2025, October 6, 2025, and October 15, 2025; and

●	Our Preliminary and Definitive Proxy Statements on Schedule 14A, filed with the SEC on November 21, 2025 and December 1, 2025.

We also incorporate by reference the information contained in all other documents we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the date of the initial registration statement and prior to the effectiveness of this registration statement and prior to the completion of the offering of all securities covered by this prospectus and any applicable prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Bonk, Inc.

18801 N Thompson Peak Pkwy Ste 380

Scottsdale, AZ 85255

(561) 244-7100

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. The selling stockholder is not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

33

909,701 Shares of Common Stock

Bonk, Inc.

PROSPECTUS

February 3, 2026